Exhibit 5.1

December 17, 2020	File #: 93550.1

ParcelPal Technology Inc.
190 Alexander Street, Suite 305
Vancouver, BC V6A 2S5, Canada

Dear Sirs and Mesdames:

Re:	ParcelPal Technology Inc. (the “Company”) -Registration Statement on Form F-1 dated December 17, 2020

We have acted as counsel to the Company, a British Columbia corporation, in connection with the filing of a registration statement on Form F-1 (the “Registration Statement”) under the Securities Act  of  1933,  as amended, with respect to the resale of 2,100,000 issued  and  outstanding  common  shares  of the Company  held by Rimon P.C. (the “Resale Shares”) and up to 42,900,000 common shares, no par value, of the Company (the “Transaction Shares”) that may be issued to Tangiers Global, LLC (“Tangiers”) pursuant to the terms and conditions of the Investment Agreement with Tangiers dated December 14,  2020  (the  “Investment Agreement”), as further described in the Registration Statement.

In connection with this opinion, we have examined the following documents (the “Transaction Documents”):

(a)	the Investment Agreement;

(b)	the Registration Rights Agreement between Tangiers and the Company dated December 14, 2020;

(c)	the Shares for Debt Agreement between the Company and Rimon P.C. dated as of December 16, 2020;

(d)	the notice of articles of the Company;

(e)	the articles of the Company;

(f)	the resolutions adopted by the board of directors of the Company pertaining to the issuance of the Resale Shares and the Transaction Shares to be issued pursuant to the Investment Agreement;

(g)	the Registration Statement; and

(h)	the prospectus constituting a part of the Registration Statement.

In addition, we have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of factual statements, representations, covenants, and warranties contained in the Articles of the Company under the Business Corporations Act (British Columbia), any supporting resolutions or authorizations, the Registration Statement, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed, with the Company’s consent:

1.	the genuineness of all signatures;

2.
the authenticity of all documents submitted to us as originals, the completeness and conformity to the originals of all documents submitted to us as copies, and the authenticity of the originals of such copies;

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3.	the legal existence, power and capacity of all parties to the Transaction Documents;

4.	the legal capacity and authority of all individuals;

5.	the due authorization, execution and delivery of the Transaction Documents by all parties thereto, where execution and delivery of such documents are prerequisites to the effectiveness thereof;

6.
that each of the Transaction Documents constitutes a legal, valid and binding obligation of each of the parties thereto, enforceable against each such party in accordance with its terms and under the laws of all relevant jurisdictions;

7.
that each of the parties to the Transaction Documents have complied with its respective covenants set forth in the applicable Transaction Documents and the acknowledgments, representations and warranties of the parties set forth in the Transaction Documents are true, correct and accurate in all respects as at the time of delivery of this opinion;

8.
that the Transaction Documents are intended to create the legal rights and obligations apparent on their face and that there is no intention to give third parties or any court the appearance of creating different legal rights and obligations;

9.	that there were no negotiations between the parties to the Transaction Documents that were materially inconsistent with the legal form of the Transaction Documents as ultimately executed;

10.
that all Transaction Documents, including drafts thereof, which we have reviewed have been or will be executed in the form reviewed by Boughton Law Corporation and have not been amended or modified since the dates on which they were provided to Boughton Law Corporation, whether by way of written or oral agreement or by the conduct of any of the parties thereto or otherwise;

11.
that any statements made in any of the documents referred to herein including those qualified “to the knowledge of’ or similarly qualified are true, complete, and correct in all respects and will continue to be true, complete, and correct in all respects at all times up to and including the effective time of the Continuation, in each case without any qualification; and

12.	that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Transaction Documents, the Registration Statement, and the prospectus.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that:

1.	the Resale Shares have been duly and validly authorized and issued as fully paid and non-assessable common shares in the capital of the Company; and

2.
the Transaction Shares have been duly and validly authorized, and will, if and when issued in accordance with the terms of the Investment Agreement, be issued as fully paid and non-assessable common shares in the capital of the Company.

This opinion letter is opining upon and is limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

/s/  Boughton Law Corporation

BOUGHTON LAW CORPORATION